Recommendation to Reject the Alcoa Offer

Excerpts from May 22, 2007 Directors' Circular

©2007 ALCAN INC.

Cautionary Statement

  Statements made in the course of this presentation which describe the Company's or management's objectives, projections, estimates, expectations or predictions may be "forward-looking statements" within the meaning of securities laws.  All statements that address the Company's expectations or projections about the future including statements about the Company's growth, cost reduction goals, operations, reorganization plans, expenditures and financial results are forward-looking statements. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and actual actions or results could differ materially. Reference should be made to the most recent Form 10-K for a list of factors that could cause such differences.

  The purpose of this presentation is to highlight the main elements of the May 22, 2007, Alcan Directors' Circular recommending the rejection of the Alcoa offer. We strongly encourage shareholders to read the Directors' Circular in its entirety

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Alcan Board of Directors Responds

  On May 8, 2007, Alcoa commenced an unsolicited offer to acquire Alcan (the "Alcoa Offer")

  The Alcan Board of Directors has reviewed the Alcoa Offer and has voted unanimously to recommend that Alcan shareholders REJECT the Alcoa Offer

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Reasons for the Recommendation to REJECT

The following is a summary of the principal reasons for the unanimous recommendation of the Board to Alcan Shareholders that they REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

The Board believes that the Alcoa Offer fails to reflect full value for Alcan and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders. The Board's reasons include:

  The Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan's extremely attractive asset base, technology, strategic capabilities and growth prospects.

  The Alcoa Offer does not reflect an adequate premium for control of Alcan.

  Under Alcoa's own analysis, the Alcoa Offer does not compensate Alcan Shareholders adequately for the capitalized value of Alcoa's own estimates of achievable synergies.

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Reasons for the Recommendation to REJECT

  The consideration offered under the Alcoa Offer represents a discount to the current trading price of the Alcan Common Shares.

  The Alcoa Offer is highly conditional and is subject to significant risks and uncertainties, both as to timing and ultimate outcome.

  The value of the Alcoa Offer is uncertain and it will vary with the trading price of the Alcoa Shares.

  The Board and its Strategic Committee, together with Alcan's management, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders.

In addition, Alcan's lead financial advisor, Morgan Stanley, has provided a written opinion to the Board that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders.

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The Implied Premium of the Alcoa Offer is Lower than in Similar Precedent Transactions

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Alcan’s Share Price has Exceeded the Implied Value of the Alcoa Offer Since Announcement

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Alcan’s Share Price Exceeds the Value of Every Alcoa Proposal

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Alcan has Significantly Outperformed Alcoa

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Alcan has Significantly Outperformed Alcoa

Historical Total Return Performance (1) Prior to May 4, 2007 - Alcan vs. Alcoa vs. S&P 500

	Time Period Prior to May 4, 2007
	1 Month	3 Months	1 Year	3 Years	5 Years

Alcan	14.1%	21.5%	16.5%	71.1%	95.9%

Alcoa	3.9%	10.5%	5.6%	21.6%	14.4%

S&P 500	4.7%	4.4%	16.9%	42.1%	53.5%

Relative Basis:

Alcan vs. Alcoa	10.2%	11.0%	11.0%	49.4%	81.6%

Alcan vs. S&P 500	9.4%	17.1%	(0.4%)	28.9%	42.4%

Alcoa vs. S&P 500	(0.9%)	6.0%	(11.4%)	(20.5%)	(39.2%)

Source: FactSet Research System

(1)   Total Return calculation assumes dividends are reinvested and is adjusted for spin-offs.  For spin-offs, an adjustment factor is applied to all prices prior to the spin-off effective date.

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Alcan Performance

  Most recent reported full-year and quarter financials were most successful in Alcan's long and remarkable history.

  Financial position, asset base, energy position, leading technology, sustainability practices and depth and strength of  management contribute to proven ability to carry out business plans.

  Strong pipeline of growth projects:

    Primary Metal: major projects in Quebec, British Columbia, Iceland, South Africa, Cameroon, China and Saudi Arabia

    Three other business groups have major initiatives well under way.

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Alcan Performance

Alcan’s Progress Against Corporate Financial Targets

Metric	Target(1)	Q1-2007	2006
Operating return on capital employed (2)	Cover cost of capital by 2008	15.1% (3)	12.3%

Operating EPS(4) growth	15% / Year	76%(5)	107%

Cash from continuing operations	Min. $2Bn per year	$582MM	$3Bn

Debt to Capital(6)	35%(7)	33%	35%

Note:

(1)   Targets based on 5-year plans and forward rates for currency and metal as at September 2005.

(2)   "Operating Return on Capital Employed" is defined as income (calculated as the sum of (i) operating earnings, (ii) minority interests and (iii) interest (after tax at the Canadian statutory tax rate of 32% for 2007)),  divided by average capital employed (calculated as the sum of (i) total debt and borrowings, ii) net deferred income taxes, (iii) minority interests, (iv) preference shares and (v) common shareholders' equity).

(3)   Annualized.

(4)   "Operating EPS" is defined as the per common share amount of the sum of income from continuing operations, Foreign currency balance sheet translation and Other Specified Items.

(5)   Trailing 4 quarters.

(6)   "Debt to Capital" is defined as borrowings divided by total invested capital. Total invested capital is the sum of borrowings and equity, including minority interest.

(7)   Excluding FAS Pension adjustments.

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Alcan Performance

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Alcan’s Leading Technology

Application of AP Technology in Current Smelters Worldwide

Alcan’s Strong Prospects

Alcan Upstream Growth Pipeline

Alcan Strategies and Alternatives

  Alcan's management and Board continually develop, review and engage in discussions regarding portfolio and capital structure alternatives consistent with Alcan's value-based management philosophy, its record of delivering value to Alcan Shareholders and its history of acting in the best interests of Alcan and its Shareholders.

  In the current context, the Board has mandated its Strategic Committee, together with Alcan's management and financial and legal advisors, to build actively upon existing strategies to develop a full set of highest-value initiatives and continue to explore alternatives consistent with the best interests of Shareholders.  One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

  As the Board examines these alternatives, Alcan is continuing to maintain a strong commitment to financial performance and its key operating and strategic initiatives. These include aggressively building on Alcan's primary metal strengths in power and technology, pursuing the achievement of a physical balance in bauxite and alumina, and profitably growing Engineered Products and Packaging through market adjacencies and through additional initiatives, particularly in developing economies.

©2007 ALCAN INC.	Slide 16

Questions

  For Further Information

Media Contact: Anik Michaud (514) 848-8151

Investor Contact: Ulf Quellmann (514) 848-8368

©2007 ALCAN INC.	Slide 17